Exhibit 10.2

CONSULTING AND ADVISORY AGREEMENT

This CONSULTING AND ADVISORY AGREEMENT (this “Agreement”) is entered into as of July 26, 2026 by and between Sarepta Therapeutics, Inc. (the “Company”) and Douglas S. Ingram, an individual (“Consultant”).

WHEREAS, Consultant is retiring from his employment with the Company as its Chief Executive Officer (“Retirement”) effective as of July 28, 2026 (the “Effective Date”);

WHEREAS, Consultant has agreed to act as an advisor to the Company following his Retirement; and

WHEREAS, the Company and Consultant desire to enter into this Agreement setting forth the terms of Consultant’s consulting and advisory relationship with the Company and certain other matters relating to his transition to an advisor role.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Consulting Services. Consultant agrees to advise the Company’s Chief Executive Officer regarding certain transition-related matters and to provide certain other consulting and advisory services to the Company’s Chief Executive Officer relating to the Company’s business as reasonably requested by the Company’s Chief Executive Officer from time to time (collectively, the “Services”). The term of this Agreement will commence on the Effective Date and end on December 31, 2026, unless extended by mutual written agreement of the parties or earlier terminated as provided herein (the “Consulting Period”). Consultant agrees to devote that amount of time as is reasonably required by the Company for him to perform the Services, taking into account his other obligations as in effect from time to time.

2. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant will be solely responsible for determining the method, details and means of performing the Services. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. Consultant acknowledges and agrees that he will not be eligible for any benefits available to employees of the Company. All of the Services to be performed by Consultant will be as agreed between Consultant and the Company’s Chief Executive Officer, and Consultant will be required to report only to the Chief Executive Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Chief Executive Officer. Consultant will have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement in his capacity as a non-employee of the Company and will have full responsibility for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant in his capacity as a non-employee of the Company; provided, however, that Consultant will have no indemnification obligation with respect to any liabilities arising from the Company’s own acts or omissions.

3. Compensation. As compensation for the Services provided hereunder, during the Consulting Period, the Company will pay to Consultant a consulting fee (the “Consulting Fee”) of $15,000 per month. The Consulting Fee will be paid to Consultant on the first business day of each calendar month during the Consulting Period in respect of the immediately preceding calendar month and will be pro-rated for partial months of service hereunder.

The Company acknowledges and agrees that Consultant’s transition from employee to consultant on the Effective Date will not constitute a termination or interruption of Consultant’s service, continuous service or status as a service provider for purposes of any equity incentive plan of the Company or any award agreement between the Company and Consultant, and that Consultant will continue to be a “Service Provider” (or term of similar import) under each such plan and award agreement for so long as he provides the Services. Each of Consultant’s outstanding equity awards will continue to vest and remain outstanding and, as applicable, exercisable during the Consulting Period in accordance with its terms (but not past the original term of the award, if applicable). For the avoidance of doubt, the Company acknowledges that (i) Consultant’s 2,200,000 vested performance options originally granted on June 26, 2017 shall remain vested and exercisable through the end of their original term, and (ii) Consultant’s performance-vesting restricted stock units, performance units, performance-vesting restricted shares, performance shares and time-based restricted stock units, in each case granted on December 7, 2025, shall remain eligible for the retirement provisions of such awards if Consultant provides the Services through December 7, 2026.

4. Termination. Consultant may terminate this Agreement prior to the expiration of the Consulting Period for any reason upon giving thirty (30) days’ advance notice of such termination. The Company may only terminate this Agreement for Cause, which for purposes of this Agreement shall mean Consultant’s willful refusal or failure to perform his material obligations hereunder (other than due to illness, death or disability) that is not cured within thirty (30) days of Consultant’s receipt of written notice from the Company containing reasonable specificity of such refusal or failure and a statement of corrective actions.

In the event of a termination of this Agreement by Consultant or by the Company for Cause, the Company’s only obligation will be to pay Consultant any earned but unpaid Consulting Fee as of the termination date. If the Company terminates this Agreement or the Services other than for Cause, then each of Consultant’s outstanding equity awards will continue to vest as if the Services had continued through December 31, 2026.

5. Restrictive Covenants.

(a) Continuing Obligations. Consultant acknowledges and agrees that he remains bound by his obligations under the Employment Agreement between the Company and Consultant dated June 26, 2017, as amended by that certain amendment dated June 16, 2018 (the “Employment Agreement”), which survive the termination of his employment by the terms thereof, including without limitation his obligations under Sections 10 and 11 of the Employment Agreement (such obligations, together with any other covenant or obligations with respect to confidentiality, assignment of intellectual property, nonsolicitation or noncompetition, the “Continuing Obligations”).

(b) Confidentiality. Consultant hereby reaffirms and agrees to comply with the policies and procedures of the Company and its affiliates for protecting confidential information, as described in Section 10(a) of the Employment Agreement, and will never disclose to any person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain, any such confidential information obtained by Consultant incident to his employment or other association with the Company or any of its affiliates. Consultant understands that this restriction will continue to apply after the termination of this Agreement, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Consultant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Consultant may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(c) Non-Compete and Non-Solicit. Without limiting the generality of subsection (a) above, Consultant acknowledges and agrees that he continues to be bound by each of his undertakings under Sections 10(b) and (c) of the Employment Agreement, with the post-employment portion of the non-competition period, as described in Section 10(b) of the Employment Agreement, commencing on December 31, 2026 (or such earlier date that this Agreement terminates under Section 4 of this Agreement).

(d) Remedies; Enforceability. If Consultant commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. Consultant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Consultant of any of the provisions of this Section 5, without having to post bond. If any of the covenants contained in this Section 5, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 5, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

6. Section 409A of the Code. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed consistent with such intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

7. Miscellaneous.

(a) Resignations. As of the Effective Date, Consultant has resigned from all officer and other positions with the Company and its affiliates, including his membership on the Board of Directors of the Company.

(b) No Severance. Consultant acknowledges and agrees that he is not eligible for any severance benefits in connection with or following his Retirement, including but not limited to under the Employment Agreement or the Change in Control and Severance Agreement between the Company and Consultant dated as of June 26, 2017, as amended.

(c) Waiver of Holding Period Restrictions. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Employment Agreement, any amendment thereto, or any award agreement or stock option agreement between Consultant and the Company, the holding period restriction otherwise applicable to Consultant with respect to the transfer or disposition of any of the shares of the Company’s common stock acquired pursuant to any equity award granted to Consultant by the Company (including upon the exercise of any stock option and the settlement of any restricted stock unit or performance award) is waived in its entirety as of the Effective Date.

(d) Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof; provided, however, that the Continuing Obligations will remain outstanding and will survive in accordance with their terms; provided, further, that this Agreement does not supersede or affect any equity incentive plan of the Company, any award agreement between the Company and Consultant, or any indemnification agreement between the Company and Consultant, each of which remains in full force and effect in accordance with its terms.

(e) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

(g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Services, other than injunctive relief as it relates to any Continuing Obligation, shall be settled exclusively by arbitration, conducted before a single arbitrator in Boston, Massachusetts (applying Massachusetts law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(j) Successors. This Agreement is personal to Consultant and, without the prior written consent of the Company, will not be assignable by Consultant otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Consultant’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “the Company” will mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(k) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(l) Indemnification. Nothing in this Agreement affects Consultant’s rights to indemnification, advancement of expenses or coverage under directors’ and officers’ liability insurance with respect to his service as an officer or director of the Company or any of its affiliates, whether under the Company’s certificate of incorporation or bylaws, any indemnification agreement between the Company and Consultant, or applicable law, all of which survive in accordance with their terms.

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This Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative and by Consultant.

SAREPTA THERAPEUTICS, INC.

By:	/s/ M. Kathleen Behrens, Ph. D.
Title:	Chairwoman of the Board

DOUGLAS S. INGRAM

/s/ Douglas S. Ingram
Signature